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CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated October 10, 1995, relating to the financial statements and financial highlights of Dean Witter Liquid Asset Fund Inc., which appears in such Prospectus, and to the incorporation by reference of our report into the Statement of Additional Information which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Experts" in the Statement of Additional Information.





/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
October 10, 1995